EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

December 16, 2016

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

Charlottesville, VA –Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on December 13, 2016, its Board of Directors declared a quarterly cash dividend of $0.13 per share to be paid on January 17, 2017 to shareholders of record as of December 30, 2016. This dividend represents an annual yield to shareholders of approximately 1.99% based on the closing price of the Company’s stock on December 15, 2016.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). Virginia National Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, Virginia. The Bank also has a loan production office in Harrisonburg, Virginia. The Bank serves the needs of individuals, businesses and charitable organizations in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, City of Harrisonburg and the surrounding counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage, investment advisory, annuity and insurance services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust, 434-817-8649